                                                                      EXHIBIT 12

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                         YEAR ENDED JUNE 30,
                                        ---------------------------------------------------
                                          2002       2001       2000       1999       1998
                                        --------   --------   --------   --------   -------
                                                      (IN MILLIONS, EXCEPT RATIO)
EARNINGS:
Consolidated pre-tax income .......     $   55.8   $   56.7   $   79.4   $   33.2   $   6.0
Interest expense ..................         57.5       74.6       67.1       77.6      77.5
Interest portion of rent expense(a)          9.9       11.5        9.9        9.8       9.4
                                        --------   --------   --------   --------   -------
              Earnings ............     $  123.2   $  142.8   $  156.4   $  120.6   $  92.9
                                        ========   ========   ========   ========   =======

FIXED CHARGES:
Interest expense ..................     $   57.5   $   74.6   $   67.1   $   77.6   $  77.5
Interest portion of rent expense(a)          9.9       11.5        9.9        9.8       9.4
                                        --------   --------   --------   --------   -------
              Fixed charges .......     $   67.4   $   86.1   $   77.0   $   87.4   $  86.9
                                        ========   ========   ========   ========   =======

FIXED CHARGE RATIO:
Ratio of earnings to fixed charges           1.8x       1.7x       2.0x       1.4x      1.1x
Surplus of earnings available to
    cover fixed charges ...........     $   55.8   $   56.7   $   79.4   $   33.2   $   6.0

(a) Interest portion of rent expense is assumed equal to 33% of operating lease and rental expense for the period.